Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS FY2002

FINANCIAL RESULTS

RALEIGH, NC, February 11, 2003—Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced operating results for the fourth quarter and year ended December 31, 2002. Sales of COLAZAL® generated product revenue of $11.2 million for the fourth quarter of 2002 compared to $3.8 million for the fourth quarter of 2001. This represents a year-over-year increase of 192%. For the year, sales of COLAZAL more than doubled and were $33.5 million for 2002, an increase of 137% compared to the $14.1 million in sales for 2001. Product revenues were derived from sales of COLAZAL® (balsalazide disodium) Capsules 750 mg, the Company’s first-line therapy for the treatment of mildly to moderately active ulcerative colitis. Cost of sales was $2.6 million for the fourth quarter and $8.2 million for the year. Gross margin was 76.5% for the fourth quarter and 75.5% for the year. The Company reported a net loss of $6.2 million, or $0.29 per share, for the fourth quarter of 2002 and $24.7 million, or $1.21 per share, for the year ended December 31, 2002.

Operating expenses were $17.7 million for the fourth quarter of 2002, compared to $11.7 million for the prior year period. Operating expenses were $59.3 million for the full year, compared to $40.4 million for 2001. Selling, general and administrative expenses were $10.2 million and $33.0 million for the fourth quarter and the year, respectively, compared to $7.0 million and $24.7 million for the same respective periods of 2001. Research and development expenses were $4.9 million for the fourth quarter of 2002, compared to $2.2 million for the prior year period. Research and development expenses were $18.0 million for 2002, compared to $6.6 million for 2001.

Cash, cash equivalents and investments were $55.7 million on December 31, 2002.

Commenting on the quarter, Adam Derbyshire, Vice President, Finance and Administration, and Chief Financial Officer, stated, “We are pleased with the continued growth of our COLAZAL business. According to NDC data, approximately 57,900 prescriptions were written during the fourth quarter of 2002, compared to approximately 27,200 prescriptions during the fourth quarter of 2001. This represents a year-over-year increase of 113%. The approximately 193,900 prescriptions written during 2002 represent a 211% year-over-year increase compared to the approximately 62,500 prescriptions written during 2001. Based upon information currently available, we estimate that net COLAZAL sales for 2003 will be approximately $50 million. This level of sales represents an increase of approximately 50% compared to 2002. Based upon information currently available, the Company estimates that net loss for 2003 will be approximately $1.20 per share.”

Carolyn Logan, President and Chief Executive Officer, commented, “I am pleased to announce that we have engaged Dr. Art Kamm, an independent consultant, as acting head of research and development. Dr. Kamm held the posts of Vice President, Clinical Development and Vice President, Zantac® Development for Glaxo, Inc. Since 1991, he has managed his own drug development company and has served as lead consultant on numerous product acquisition and submission programs. His consulting experience spans the various aspects associated with the clinical development and regulatory approval of products. Dr. Kamm is currently evaluating the development strategies and tactics for all of our development programs to determine if time efficiencies and cost savings can be realized. We are pleased with the contributions he is making to move our programs forward.

“The Company made great strides on both the product development side, as well as on the commercial side, of the business during 2002. As we announced last quarter, the U.S. Food and Drug Administration issued an approvable letter for rifaximin on October 25, 2002. We are confident that we can provide the additional information requested by the Agency and are committed to bringing rifaximin to market in an expeditious manner. In addition to the travelers’

diarrhea indication, we are investigating rifaximin for a number of additional uses. We recently concluded our ongoing study of rifaximin for the treatment of hepatic encephalopathy. The Crohn’s disease study that began last year will be completed this quarter. During 2003, small, single/multi-center trials will be initiated in pouchitis, C. difficile associated diarrhea, and small bowel overgrowth. We also are progressing in the development of the pellet formulation of mesalamine that we licensed from Dr. Falk Pharma. Development of the clinical trial material is underway and we intend to initiate a study in the treatment of ulcerative colitis later this year.”

The Company will host a conference call at 9:00 a.m. ET, on February 11, 2003 to discuss the subjects of this press release. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. The web cast will be archived on the Company’s web site through February 18.

The telephone numbers to access the conference call are (800) 967-7140 (U.S. and Canada) or (719) 457-2629 (international.) A replay of the call will be available from 12:00 noon, ET, February 11, through February 18. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 498874.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete the required development and regulatory submission of these products, and market them through the Company’s 60-member gastroenterology specialty sales force. Salix’s first marketed product is COLAZAL®, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix’s next product candidate is rifaximin, currently in development for the potential treatment of infections of the gastrointestinal tract. The Company submitted an NDA for rifaximin for the treatment of travelers’ diarrhea to the FDA on December 26, 2001. The Company received an approvable letter from the FDA on October 25, 2002 and is currently working with the FDA to complete the approval process. In July 2002, Salix acquired exclusive U.S. development and marketing rights to a pellet formulation of mesalamine. The Company intends to complete the development work required to secure regulatory approval for the product in the U.S. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Table follows

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statement of Operations

Unaudited

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Product revenue	$11,235	$3,842	$33,456	$14,129
Revenue from collaborative agreements	—	2,433	—	8,221

Total revenues	11,235	6,275	33,456	22,350

Operating Expenses:
Cost of products sold	2,644	953	8,192	3,495
License fees and costs related to collaborative agreements	31	1,571	125	5,583
Research and development	4,882	2,177	17,967	6,629
Selling, general and administrative	10,176	6,962	33,004	24,688

Total costs and expenses	17,733	11,663	59,288	40,395

Loss from operations	(6,498)	(5,388)	(25,832)	(18,045)
Interest and other income/(expense), net	347	151	1,090	547
Income tax	—	—	—	—

Net loss	$(6,151)	$(5,237)	$(24,742)	$(17,498)

Net loss per share	$(0.29)	$(0.31)	$(1.21)	$(1.13)

Weighted average shares outstanding	21,374	16,689	20,488	15,456

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2002 (unaudited)	December 31, 2001 (audited)
Assets
Cash, cash equivalents and investments	$55,748	$27,868
Accounts receivable	5,980	2,378
Inventory	10,210	6,274
Other assets	3,364	2,070

Total Assets	$75,302	$38,590

Liabilities & Stockholders’ Equity
Accounts payable and other current liabilities	$11,705	$8,094
Deferred revenue	3,208	2,902

Total current liabilities	14,913	10,996
Common stock	21	17
Additional paid-in-capital	131,300	73,461
Accumulated deficit	(70,626)	(45,884)
Other comprehensive loss	(306)	—

Total Stockholders’ Equity	60,389	27,594

Total Liabilities & Equity	$75,302	$38,590

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.